December 18, 2007

The Manager
Company Announcements Office
Australian Stock Exchange Limited
4th Floor, 20 Bridge Street
SYDNEY, NSW 2000

Dear Sir:

Stock Split — Timetable

For your reference, attached is the detailed timetable in accordance with Appendix 7A, paragraph 5 of the ASX listing rules for MedAire, Inc.’s (MDE) stock split effective on December 21, 2007. Following are the major milestones of this timetable:

5 November 2007	Major shareholder approval by written consent.
24 December 2007	First day of trading on post-split on a deferred settlement basis.
2 January 2007	Last day to register on pre-split basis.
3 January 2008	First day to send notifications of new holdings.
9 January 2008	Despatch must be completed and confirmed by 12PM noon.
10 January 2008	First day of normal trading.

Yours sincerely,

Roger D. Sandeen, Chief Financial Officer

Attachment

cc: Ms. Kim-Ly Nguyen

ASX, Companies Advisor

ASX Timetable — using business days only

Event (per paragraph 5 of Appendix 7A of the ASX listing rules)	Date (Australian time)

MedAire consulted with Kim-Ly Nyugen, Senior Advisor (Issuers)
with the ASX, in relation to its proposed reverse stock split transaction to ensure that an orderly market is maintained in its stock trading before, during, and after the transaction and/or common stock (per ASX Listing
Rule 7.18). A number of calls and emails regarding the Stock Split were exchanged with Ms. Nguyen. Ms. Nguyen referred us to the applicable listing rules and similar stock split transactions in the last several years.
September 2007
MedAire announces reverse stock split (Preliminary filing with the ASX).October 5, 2007,
Friday
MedAire announces reverse stock split (Preliminary filing with the ASX).November 5, 2007,
Monday
MedAire sends out notice, together with an Information Statement, to all shareholders providing information on the proposed stock split, including details regarding the effect of the proposal on the number of shares, and the proposed treatment of any fractional entitlements arising from the reverse stock split (per ASX Listing Rule 7.20).
November 20, 2007, Tuesday
ASX to quote the MDE securities on a deferred settlement basis;
this is ensure that any trades that occur before December 21, 2007, or the effective date, will be settled on the register before the reconstruction of shares.
December 17, 2007, Monday
Last day of trading on pre-split basis. The reverse stock split and forward stock split occur consecutively at the close of business on December 21, 2007 (effective date).	December 21, 2007, Friday
First day of trading on post-split on a deferred settlement basis (shares authorized and par value are the same as the pre-split shares).	December 24, 2007, Monday
Last day for MedAire to register transfers of stock on a pre-split basis.
ASX requires that the despatch of new holdings statements 9 business days after trading in the reorganised securities on a deferred settlement starts, being Thursday, 3 January 2008.
January 2, 2008, Wednesday
MedAire sends notice to each shareholder holding fewer than 5,000 shares, pre-split, along with a check for their fractional share, post split.
The notice tells the shareholder of the number of shares held before the stock split and the value of their holding.
January 3, 2008, Thursday
Despatch must be completed and confirmed by Noon 12 PM.	January 9, 2008, Wednesday

First day of normal trading for post-split January 10, 2008, Thursday